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                                                                     EXHIBIT 5.1

                               HADDAN & ZEPFEL LLP
                                Attorneys at Law
                         4675 MacArthur Court, Suite 710
                         Newport Beach, California 92660
                                 (949) 752-6100
                            Facsimile (949) 752-6161

                                 April 13, 2000

CAM Commerce Solutions, Inc.
17520 Newhope Street
Fountain Valley, California 92708

Dear Sirs:

         You have requested our opinion with respect to certain matters in connection with the filing by CAM Commerce Solutions, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 500,000 shares of the Company's Common Stock (the "Common Shares"), to be issued pursuant to a Unit Purchase Agreement dated March 22, 2000 (the "Purchase Agreement"), and 350,000 shares of the Company's Common Stock to be issued upon exercise of Warrants to be issued pursuant to the Purchase Agreement (the "Warrant Shares")

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation and Bylaws, the Purchase Agreement, resolutions of the Company's Board of Directors authorizing the issuance and sale of the Common Shares, the Warrants and the Warrant Shares, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that when issued and paid for in the manner described in the Purchase Agreement, the Common Shares will be validly issued, fully paid, and nonassessable shares of Common Stock of the Company, and when issued and paid for in the manner described in the Purchase Agreement and Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,


                                            /s/ HADDAN & ZEPFEL LLP
                                            -----------------------
                                                Haddan & Zepfel LLP